UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 28, 2008
POLYPORE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	3999	43-2049334

(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)
11430 North Community House Road
Suite 350
Charlotte, NC 28277
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (704) 587-8409
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers
          On April 28, 2008, Polypore International, Inc. (the “Company”) entered into an amended and restated employment agreement (the “A&R Agreement”) with Robert B. Toth pursuant to which Mr. Toth will continue to serve as the Company’s Chief Executive Officer and President and as a member of the Board of Directors of the Company. The A&R Agreement contains substantially the same terms as his prior employment agreement, except as follows:
     ▪     With respect to options granted to Mr. Toth under the Company’s 2006 Stock Option Plan, A&R Agreement provides that upon certain qualifying terminations of Mr. Toth’s employment, unvested options will fully vest upon such termination and the period to exercise such vested options will be extended for up to 12 months following such termination (but not beyond the original expiration date of such options);
     ▪     In the case of a termination of Mr. Toth’s employment by reason of his death or disability, the period of continuation of benefits for him and his covered dependents has been increased to 24 months following termination;
     ▪     In the case of a termination of Mr. Toth’s employment by the Company without cause or by Mr. Toth with good reason, or by reason of the Company’s election not to renew the term of the A&R Agreement, Mr. Toth’s severance amount will be calculated based on two times his base salary and bonus (with bonus calculated using a 3-year average), and continuation of benefits for him and his covered dependents will last for 24 months following termination;
     ▪     Mr. Toth’s post-termination obligations with respect to competition and solicitation have been extended to 2 years following any termination of this employment.
     The A&R Agreement is attached hereto in Exhibit 10.1.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits:
10.1	Amended and Restated Employment Agreement dated as of the 28th day of April, 2008 by and between Polypore International, Inc. and Robert B. Toth.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

By	/s/ Lynn Amos

Name: Lynn Amos
Title: Chief Financial Officer
Date: May 1, 2008